Exhibit 10.1

ADDENDUM TO STOCKHOLDERS AGREEMENT OF
ALLEGRO MICROSYSTEMS, INC.

THIS ADDENDUM TO STOCKHOLDERS AGREEMENT OF ALLEGRO MICROSYSTEMS, INC. (this “Addendum”), dated as of June 30, 2021, is entered into by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Corporation”), OEP SKNA, L.P., a Cayman Islands exempted limited partnership (“OEP”), and Sanken Electric Co., Ltd., a Japanese corporation (“Sanken” and together with OEP, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stockholders Agreement (as defined below).

RECITALS

WHEREAS, the Corporation and the Stockholders previously entered into a Stockholders Agreement, dated as of September 30, 2020 (the “Stockholders Agreement”).

WHEREAS, Section 1(a) of the Stockholders Agreement provides that, from and after the First Annual Meeting, the number of Directors constituting the full Board shall be fixed at nine (9).

WHEREAS, Section 1(f) of the Stockholders Agreement requires, among other things, one of the OEP Directors then-serving as a Class I Director not to stand for re-election at the First Annual Meeting.

WHEREAS, the Corporation, OEP and Sanken have each determined that it is advisable for the size of the Board to be ten (10) Directors after the First Annual Meeting and for Reza Kazerounian to be nominated for election as a Class I Director at the First Annual Meeting to serve for a three-year term ending at the Corporation’s 2024 annual meeting of stockholders.

NOW, THEREFORE, the parties to this Addendum agree as follows:

1.Waiver. Solely to allow for the nomination of Mr. Kazerounian for election as a Class I Director at the First Annual Meeting and, if elected by stockholders, for Mr. Kazerounian to serve for a term ending at the Corporation’s 2024 annual meeting of stockholders and to serve for any subsequent terms for which he may be nominated and elected (the “RK Nomination and Service”), the Corporation and the Stockholders, as applicable, agree to waive the provisions of Section 1 (including Sections 1(a) and 1(f)) that would require the number of Directors constituting the full Board after the First Annual Meeting to be fixed at nine (9) or that would require one of the OEP Directors then-serving as a Class I Director not to stand for re-election at the First Annual Meeting, in each case, solely to the extent such provisions would prevent the RK Nomination and Service. For the avoidance of doubt, other than the waiver in connection with the RK Nomination and Service, the provisions of Section 1 remain in full force and effect and continue to delineate the rights and obligations of the parties to the Stockholders Agreement regarding the designation and election of other Board members.

2.Designee Status; Departure from Board. In connection with his nomination for election and service as a Director, Mr. Kazerounian shall be deemed to be a joint designee of both OEP and Sanken. Upon Mr. Kazerounian’s departure from the Board, the size of the Board shall be reduced to nine (9) Directors.

3.Consents. The following provisions of this Section 3 shall be deemed incorporated by reference into the Stockholders Agreement. Notwithstanding anything to the contrary in the Stockholders Agreement and for the avoidance of doubt, the joint OEP and Sanken Director and CEO Director designated as such for nomination in accordance with or under the Stockholders Agreement (for purposes of the Stockholders Agreement and the Third Amended and Restated Certificate of Incorporation) may be removed from the Board without cause at any time by the affirmative vote of a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon if each of Sanken and OEP provides the Corporation its prior written consent to the proposal to so remove such Director.

4.Continuance of the Stockholders Agreement. Except as expressly set forth herein, this Addendum shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Stockholders Agreement, all of which shall continue in full force and effect and are expressly ratified by each of the undersigned.

5.Term. The provisions of Sections 3 and 4 of this Addendum and this Section 5 shall remain in effect until the termination of the Stockholders Agreement. The remainder of this Addendum (other than Sections 3 and 4 hereof and this Section 5) shall remain in effect during the entirety of Mr. Kazerounian’s term of service as a Board member and shall terminate upon Mr. Kazerounian’s departure from the Board.

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IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed on the day and year first above written.

ALLEGRO MICROSYSTEMS, INC.

By: /s/ Ravi Vig
Name: Ravi Vig
Title: Chief Executive Officer

OEP SKNA, L.P.

By: /s/ Paul C. Schorr IV
Name: Paul C. Schorr IV
Title: General Partner

SANKEN ELECTRIC CO., LTD

By: /s/ Yoshihiro Suzuki
Name: Yoshihiro Suzuki
Title: Sr. Vice President